EXHIBIT 99.1

Broadwind Announces Third Quarter 2021 Results

CICERO, Ill., Nov. 10, 2021 (GLOBE NEWSWIRE) -- Broadwind (NASDAQ: BWEN), a diversified precision manufacturer of specialized components and solutions serving global markets, today announced results for the third quarter 2021.

THIRD QUARTER 2021 RESULTS
(As compared to the third quarter 2020)

  Total revenue of $40.4 million, down 26% year-over-year
  Total net loss of ($2.1) million, or ($0.11) per basic share
  Total non-GAAP adjusted EBITDA of $0.4 million
  Total cash and excess availability of $21.1 million
  Net leverage at 0.5x TTM non-GAAP adjusted EBITDA

For the three months ended September 30, 2021, Broadwind reported total revenue of $40.4 million, compared to $54.6 million in the prior-year period. The Company reported a net loss of ($2.1) million, or ($0.11) per basic share in the third quarter, compared to a net loss of ($1.0) million, or ($0.06) per basic share, in the prior-year period.

The Company reported adjusted EBITDA, a non-GAAP measure, of $0.4 million in the third quarter, compared to $1.3 million in the prior-year period. All three reporting segments generated positive adjusted EBITDA in the third quarter 2021.

Third quarter results were impacted by a 37% year-over-year decline in wind tower sections sold, as wind farm developers postponed investments ahead of a potential, multi-year extension of the Production Tax Credit (PTC). The timing of new domestic wind farm developments was further impacted by raw material cost inflation, particularly with respect to higher commodity steel prices, which increased materially on a year-over-year basis.

To date, Broadwind has sold approximately 30% of its full-year 2022 optimal tower production capacity. Broadwind expects to receive additional orders for 2022 production capacity over the coming months.

STRATEGY UPDATE

During the third quarter, the Company continued to advance a multi-year strategy to capitalize on favorable policy trends within the domestic wind energy market; further diversify consolidated revenues into complementary end-markets through both organic and inorganic investments; and maintain a disciplined capital structure positioned to support long-term growth.

Leverage precision manufacturing expertise across diverse end-markets. During the third quarter, the Company achieved year-over-year order growth across most non-wind end-markets served. Total non-wind orders increased $13.9 million in the third quarter to $24.5 million, as compared to the prior-year period. The Company continues to actively pursue new business development opportunities that align with its energy transition focus.

Pursue complementary, inorganic expansion within energy transition markets. Broadwind continues to actively evaluate bolt-on acquisitions that seek to leverage the Company’s existing manufacturing expertise and exposure to clean tech markets. The Company will continue to consider opportunities for accretive acquisitions of assets or businesses with high revenue and/or cost synergies, complementary product lines and a well-established, diverse customer base that further supports Broadwind’s long-term revenue diversification strategy as an energy transition company.

Disciplined capital management.  The Company believes it has sufficient liquidity for the next twelve months to support ongoing operations, together with potential growth investments.   Total cash and availability under its credit facility was $21.1 million as of September 30, 2021, compared to $21.8 million as of September 30, 2020. As of September 30, 2021, the ratio of net debt to trailing twelve-month non-GAAP adjusted EBITDA was .5x.

MANAGEMENT COMMENTARY

“Our third quarter results reflect a near-term pause in wind tower demand, offset by an acceleration in customer activity across our energy and industrial end-markets,” stated Eric Blashford, President and CEO of Broadwind. “As widely anticipated, developers have slowed investment in new wind capacity ahead of a proposed PTC extension. This dynamic, coupled with higher raw materials costs and well-documented global supply chain disruptions, have pushed current-year tower demand into 2022.   Looking ahead, we anticipate a positive inflection in onshore tower demand beginning in late 2022 and into 2023, driven by incremental growth in onshore capacity additions.”

“Our Gearing segment delivered improved third quarter results, with revenue rising to its highest level in nearly two years,” continued Blashford. “Economic activity has accelerated meaningfully across many of our non-wind markets, as customers seek to capitalize on pent-up demand. Gearing segment orders more than tripled on a year-over-year basis in the third quarter, while backlog increased 75% on a year-over-year basis.   Industrial fabrications product line orders reached near record levels in the third quarter, supported by further revenue diversification across key end markets.”

“Looking ahead, we remain focused on growing within energy transition markets that leverage our technical expertise and proven in-house manufacturing capabilities,” continued Blashford. “On an organic basis, this focus had led us to further penetrate underserved, higher-value end-markets well-suited to our unique value proposition, such as the CNG (compressed natural gas) virtual pipeline and large material handling equipment. On an inorganic basis, our focus remains on pursuing margin accretive opportunities that will bolster our presence within clean tech and renewables markets.   As before, we will remain disciplined in our approach toward capital deployment, while seeking to maximize shareholder value.”

“For the fourth quarter 2021, we currently anticipate adjusted EBITDA loss in a range of ($1.0) to ($1.5) million, subject to market conditions,” noted Blashford. “We are excited by the prospects for growth as we look ahead toward 2022, supported by a recovery in our core onshore wind markets, together with sustained momentum across our non-wind verticals.”

ORDERS AND BACKLOG

Total orders increased 8% year-over-year to $42.6 million in the third quarter 2021, as Gearing segment order growth more than offset a year-over-year decline in Heavy Fabrications and Industrial Solutions orders. Gearing orders increased by 258% on a year-over-year basis as a result of increased demand across all non-wind end-markets, while Heavy Fabrications and Industrial Solutions orders declined by 15% and 9%, respectively, as compared to the prior-year period.

Total backlog declined 21% year-over-year to $76.5 million in the third quarter. As of September 30, 2021, Heavy Fabrications’ orders represented approximately 60% of the Company’s total backlog.

SEGMENT RESULTS

Heavy Fabrications Segment
Broadwind provides large, complex and precision fabrications to customers in a broad range of industrial markets. Key products include wind towers and industrial fabrications, including mining and material handling components and other frames/structures.

Heavy Fabrications segment sales declined by $14.8 million to $28.7 million in the third quarter 2021, as compared to the prior year period. This decrease is primarily due to a 37% decline in tower sections sold. The decline in tower section sales was attributable to lower demand, primarily a result of a shift in the timing of customer projects. The segment reported an operating loss of ($0.4) million, versus operating income of $2.0 million in the prior-year period. Segment non-GAAP adjusted EBITDA was $1.0 million in the third quarter 2021, a decline of $2.0 million versus the third quarter 2020.

Gearing Segment
Broadwind provides custom gearboxes, loose gearing and heat treat services to a broad set of customers in diverse markets, including oil & gas production, surface and underground mining, wind energy, steel, material handling and other infrastructure markets.

Gearing segment sales increased by $0.4 million to $7.6 million in the third quarter 2021, as compared to the year-ago period, primarily due to increased demand within the oil and gas and mining markets. The segment reported an operating loss of ($0.2) million in the third quarter 2021, compared to an operating loss of ($1.0) million in the prior-year period. The segment reported non-GAAP adjusted EBITDA of $0.5 million in the third quarter 2021, an increase of $1.0 million versus the third quarter 2020.

Industrial Solutions Segment
Broadwind provides supply chain solutions, light fabrication, inventory management, kitting and assembly services, primarily serving the combined cycle natural gas turbine market as well as other clean technology markets.

Industrial Solutions segment sales increased $0.1 million to $4.2 million in the third quarter 2021, as compared to the year-ago period, primarily driven by higher demand within the natural gas turbine market. The segment reported an operating loss of ($0.1) million in the third quarter 2021 a decrease of $0.2 compared to the prior-year period. The segment reported $0.04 million of non-GAAP adjusted EBITDA in the third quarter 2021, a decline of $0.2 million versus the third quarter 2020.

THIRD QUARTER 2021 CONFERENCE CALL

Broadwind will issue third quarter 2021 results before the market opens on November 10, 2021. A conference call will be held that same day at 11:00 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Company’s corporate website at https://investors.bwen.com/investors. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-407-9716
International Live:	1-201-493-6779

To listen to a replay of the teleconference, which will be available through November 17, 2021:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13723646

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

NON-GAAP FINANCIAL MEASURES

The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation and other stock payments, restructuring costs, impairment charges and other non-cash gains and losses) as supplemental information regarding the Company’s business performance. The Company’s management uses this supplemental information when it internally evaluates its performance, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, which allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following, many of which are, and will be, amplified by the COVID-19 pandemic, including as a result of emerging variants: (i) the impact of global health concerns, including the impact of the current COVID-19 pandemic on the economies and financial markets and the demand for our products; (ii) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards as well as new or continuing tariffs on steel or other products imported into the United States; (iii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iv) the economic and operational stability of our significant customers and suppliers, including their respective supply chains, and the ability to source alternative suppliers as necessary, in light of the COVID-19 pandemic; (v) our ability to continue to grow our business organically and through acquisitions, and the impairment thereto by the impact of the COVID-19 pandemic; (vi) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (vii) information technology failures, network disruptions, cybersecurity attacks or breaches in data security, including with respect to any remote work arrangements implemented in response to the COVID-19 pandemic; (viii) the sufficiency of our liquidity and alternate sources of funding, if necessary; (ix) our ability to realize revenue from customer orders and backlog; (x) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (xi) the economy, including its stability in light of the COVID-19 pandemic, and the potential impact it may have on our business, including our customers; (xii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (xiii) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xiv) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers; (xv) the effects of the change of administrations in the U.S. federal government; (xvi) our ability to successfully integrate and operate acquired companies and to identify, negotiate and execute future acquisitions; (xvii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xviii) our ability to utilize various relief options enabled by the CARES Act; (xix) the limited trading market for our securities and the volatility of market price for our securities; and (xx) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements including, but not limited to, those set forth under the caption “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	September 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$2,335	$3,372
Accounts receivable, net	16,131	15,337
Employee retention credit receivable	503	-
Contract assets	1,491	2,253
Inventories, net	24,876	26,724
Prepaid expenses and other current assets	2,220	2,909
Total current assets	47,556	50,595
LONG-TERM ASSETS:
Property and equipment, net	44,239	45,195
Operating lease right-of-use assets	18,462	19,321
Intangible assets, net	3,636	4,186
Other assets	585	385
TOTAL ASSETS	$114,478	$119,682

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and other notes payable	$5,445	$1,406
Current portion of finance lease obligations	1,886	1,427
Current portion of operating lease obligations	1,732	1,832
Accounts payable	13,773	18,180
Accrued liabilities	4,040	6,307
Customer deposits	7,680	18,819
Total current liabilities	34,556	47,971
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	228	9,381
Long-term finance lease obligations, net of current portion	2,762	1,996
Long-term operating lease obligations, net of current portion	18,863	19,569
Other	917	104
Total long-term liabilities	22,770	31,050
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued
or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 19,753,256 and 17,211,498 shares issued as of September 30, 2021 and
December 31, 2020, respectively	20	17
Treasury stock, at cost, 273,937 shares as of September 30, 2021 and December 31, 2020,
respectively	(1,842)	(1,842)
Additional paid-in capital	394,300	384,749
Accumulated deficit	(335,326)	(342,263)
Total stockholders' equity	57,152	40,661
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$114,478	$119,682

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues	$40,389	$54,614	$119,608	$158,174
Cost of sales	38,315	50,876	115,054	142,847
Gross profit	2,074	3,738	4,554	15,327

OPERATING EXPENSES:
Selling, general and administrative	3,888	4,030	12,623	12,537
Intangible amortization	183	183	550	550
Total operating expenses	4,071	4,213	13,173	13,087
Operating (loss) income	(1,997)	(475)	(8,619)	2,240

OTHER INCOME (EXPENSE), net:
Paycheck Protection Program loan forgiveness	-	-	9,151	-
Interest expense, net	(269)	(507)	(816)	(1,654)
Other, net	185	(1)	7,322	(3)
Total other (expense) income, net	(84)	(508)	15,657	(1,657)

Net (loss) income before provision for income taxes	(2,081)	(983)	7,038	583
Provision for income taxes	24	20	101	103
NET (LOSS) INCOME	$(2,105)	$(1,003)	$6,937	$480

NET (LOSS) INCOME PER COMMON SHARE - BASIC:
Net (loss) income	$(0.11)	$(0.06)	$0.38	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	19,418	16,866	18,460	16,741

NET (LOSS) INCOME PER COMMON SHARE - DILUTED:
Net (loss) income	$(0.11)	$(0.06)	$0.36	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	19,418	16,866	19,218	17,278

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,937	$480

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	4,758	4,761
Paycheck Protection Program loan forgiveness	(9,151)	-
Deferred income taxes	19	12
Change in fair value of interest rate swap agreements	18	161
Stock-based compensation	857	763
Allowance for doubtful accounts	(434)	47
Common stock issued under defined contribution 401(k) plan	870	-
Gain on disposal of assets	(33)	-
Changes in operating assets and liabilities:
Accounts receivable	(360)	(5,898)
Employee retention credit receivable	(503)	-
Contract assets	763	(1,475)
Inventories	1,848	6,383
Prepaid expenses and other current assets	689	(303)
Accounts payable	(4,321)	(3,900)
Accrued liabilities	(2,285)	678
Customer deposits	(11,139)	(4,193)
Other non-current assets and liabilities	644	9
Net cash used in operating activities	(10,823)	(2,475)	-

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,369)	(1,597)
Proceeds from disposals of property and equipment	33	-
Net cash used in investing activities	(1,336)	(1,597)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	120,485	142,348
Payments on line of credit	(116,446)	(146,216)
Proceeds from long-term debt	613	9,530
Payments on long-term debt	(159)	(1,003)
Principal payments on finance leases	(1,197)	(694)
Shares withheld for taxes in connection with issuance of restricted stock	(1,503)	-
Proceeds from sale of common stock, net	9,329	232
Net cash provided by financing activities	11,122	4,197
		-

NET (DECREASE) INCREASE IN CASH	(1,037)	125
CASH beginning of the period	3,372	2,416
CASH end of the period	$2,335	$2,541

BROADWIND, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
ORDERS:
Heavy Fabrications	$26,539	$31,391	$62,096	$78,306
Gearing	11,546	3,225	29,325	19,376
Industrial Solutions	4,512	4,939	11,831	15,240
Total orders	$42,597	$39,555	$103,252	$112,922

REVENUES:
Heavy Fabrications	$28,675	$43,440	$87,282	$125,424
Gearing	7,562	7,125	20,315	20,273
Industrial Solutions	4,213	4,081	12,357	12,516
Corporate and Other	(61)	(32)	(346)	(39)
Total revenues	$40,389	$54,614	$119,608	$158,174

OPERATING (LOSS)/PROFIT:
Heavy Fabrications	$(445)	$2,020	$(1,873)	$8,760
Gearing	(219)	(1,023)	(2,090)	(1,935)
Industrial Solutions	(108)	87	(169)	496
Corporate and Other	(1,225)	(1,559)	(4,487)	(5,081)
Total operating profit/(loss)	$(1,997)	$(475)	$(8,619)	$2,240

BROADWIND, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020		2021	2020
Net (Loss) Income	$(2,105)	$(1,003)	$-	$6,937	$480
Interest Expense	269	507		816	1,654
Income Tax Provision	24	20		101	103
Depreciation and Amortization	1,594	1,567		4,758	4,761
Share-based Compensation and Other Stock Payments	619	206		1,806	768
Adjusted EBITDA (Non-GAAP)	401	1,297		14,418	7,766

Heavy Fabrications Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net (Loss) Income	$(313)	$1,515	$6,629	$6,679
Interest Expense	124	83	381	277
Income Tax (Benefit) Provision	(68)	422	2,124	1,804
Depreciation	967	929	2,903	2,831
Share-based Compensation and Other Stock Payments	248	36	731	140
Adjusted EBITDA (Non-GAAP)	$958	$2,985	$12,768	$11,731

Gearing Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net (Loss) Income	$(236)	$(1,045)	$1,835	$(2,033)
Interest Expense	13	19	33	89
Income Tax Provision	3	2	10	8
Depreciation and Amortization	464	488	1,383	1,503
Share-based Compensation and Other Stock Payments	213	16	356	56
Adjusted EBITDA (Non-GAAP)	$457	$(520)	$3,617	$(377)

Industrial Solutions Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net (Loss) Income	$(130)	$77	$684	$433
Interest Expense	11	8	43	18
Income Tax Provision	9	2	56	42
Depreciation and Amortization	104	108	315	318
Share-based Compensation and Other Stock Payments	43	14	146	65
Adjusted EBITDA (Non-GAAP)	$37	$209	$1,244	$876

Corporate and Other	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Loss	$(1,426)	$(1,550)	$(2,211)	$(4,599)
Interest Expense	121	397	359	1,270
Income Tax Provision (Benefit)	80	(406)	(2,089)	(1,751)
Depreciation and Amortization	59	42	157	109
Share-based Compensation and Other Stock Payments	115	140	573	507
Adjusted EBITDA (Non-GAAP)	$(1,051)	$(1,377)	$(3,211)	$(4,464)

CORPORATE CONTACT

Noel Ryan, IRC
investor@bwen.com